UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 13, 2006

ACUSPHERE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50405	04-3208947
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Arsenal Street, Watertown, Massachusetts		02472
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code  (617) 648-8800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 13, 2006, Acusphere, Inc. (the “Company”) executed an amendment to its Collaboration, License and Supply Agreement dated July 6, 2004 with Nycomed Danmark APS (“Nycomed”) for the European development and marketing rights to Acusphere’s product candidate AI-700.  This second amendment accelerates $1.85 million in milestone payments to Acusphere to fund certain activities associated with the qualification of the Company’s manufacturing facility in nearby Tewksbury, MA.  This facility is being qualified to manufacture AI-700, an ultrasound contrast agent for use in echocardiography.

Pursuant to the terms of the second amendment, Nycomed has agreed to accelerate a portion of the $58.0 million in milestone-based payments defined under the terms of an agreement signed with Acusphere in July 2004. In the original agreement, Nycomed agreed to pay Acusphere $2.0 million upon the filing of the MAA, the European application for regulatory approval.

This is the second time that Nycomed has accelerated a milestone payment.  In October 2005, Nycomed made an advance payment of $150,000 to support activities associated with AI-700 brand development and related trademark activities.

Acusphere may begin to draw down on this $1.85 million in accelerated funding up to $370,000 per month.  A copy of the amendment is furnished as Exhibit 10.1 to this report, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

The following exhibit is furnished as part of this report, where indicated:

(c)  Exhibits.

Exhibit No.	Description

10.1	Second Amendment to Collaboration, License and Supply Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACUSPHERE, INC.

Dated: February 13, 2006	By:	/s/ John F. Thero
		Name:	John F. Thero
		Title:	Senior Vice President and Chief Financial
Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Second Amendment to Collaboration, License and Supply Agreement